Commonwealth of Kentucky
Michael G. Adams, Secretary of State

PAOI
1494789.09
Michael G. Adams
Secretary of State
Received and Filed
9/16/2025 12:00:00 AM
Fee receipt: $40

Michael G. Adams
Secretary of State
P. O. Box 718
Frankfort, KY 40602-0718
(502) 564-3490
http://www.sos.ky.gov

Articles of Incorporation
Profit Corporation

PAI

Pursuant to KRS 14A and KRS 271B, the undersigned hereby forms a business corporation and for that purpose sets forth the following:

Article I: The name of the profit corporation is

R3 ENTERPRISE Corp.

Article II: The number of shares the corporation is authorized to issue is **100000**

Article III: The name of the initial registered agent is

David Dwain Jones

and the street address of the entity's initial registered office in Kentucky is

235 Ruoff Drive, Paducah, KY 42003

Article IV: The mailing address of the entity's principal office is

235 Ruoff Drive, Paducah, KY 42003

Article V: The name and mailing address of the incorporator is as follows:

Incorporator David Dwain Jones 235 Ruoff Drive, Paducah, KY 42003

This filing will be effective on **Tuesday, September 16, 2025**.

I declare under penalty of perjury under the laws of the state of Kentucky that the foregoing is true and correct.

Signature of individual signing on behalf of **Incorporator: David Dwain Jones**

I, **David Dwain Jones**, consent to serve as the Registered Agent on behalf of this entity on Tuesday, September 16, 2025.